UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

OceanFirst Financial Corp.

(Exact name of registrant as specified in its charter)

Delaware	22-3412577
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

110 West Front Street Red Bank, New Jersey	07701
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Depositary Shares (each representing a 1/40th interest in a share of 7.00% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share)	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

File No. 333-237356

Securities to be registered pursuant to Section 12(g) of the Act:

None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are depositary shares (the “Depositary Shares”), each representing a 1/40th ownership interest in a share of 7.00% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share (the “Preferred Stock”), of OceanFirst Financial Corp. (the “Company”), with a liquidation preference of $1,000 per share of Preferred Stock (equivalent to $25 per Depositary Share). For a description of the Preferred Stock and the Depositary Shares, reference is made to the information set forth under the headings “Description of Preferred Stock” and “Description of Depositary Shares” in the Company’s prospectus supplement, dated May 1, 2020, to the prospectus, dated March 24, 2020, which constitutes a part of the Company’s Registration Statement on Form S-3 (File No. 333-237356), filed under the Securities Act of 1933, as amended, which information is hereby incorporated herein by reference.

Item 2.	Exhibits.

Exhibit No.	Description

3.1	Certificate of Incorporation of OceanFirst Financial Corp., incorporated herein by reference from the Exhibits to Form S-1, Registration Statement, effective May 13, 1996 as amended, Registration No. 33-80123.

3.1A	Certificate of Amendment to the Certificate of Incorporation of OceanFirst Financial Corp., incorporated herein by reference from Exhibit to Form 8-K filed on June 4, 2018.

3.2	Certificate of Designation of 7.00% Fixed-to-Floating Non-Cumulative Perpetual Preferred Stock, Series A, of the Company, filed with the Secretary of State of the State of Delaware and effective May 6, 2020.

3.3	Bylaws of OceanFirst Financial Corp., incorporated herein by reference from Exhibit 3.2 to Form 8-K filed on December 21, 2017.

4.1	Form of certificate representing the 7.00% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A.

4.2	Deposit Agreement, dated as of May 7, 2020, by and among the Company, Broadridge Corporate Issuer Solutions, Inc., as Depositary, and the holders from time to time of the depositary receipts described therein.

4.3	Form of Depositary Receipt (included as Exhibit A to Exhibit 4.2 hereto).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

OceanFirst Financial Corp.

Date: May 7, 2020	By:	/s/ Michael J. Fitzpatrick
Michael J. Fitzpatrick
Executive Vice President and Chief Financial Officer